Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK UPDATES FOURTH QUARTER EARNINGS GUIDANCE
—Announces Restructuring Charge—
—Introduces Full Year 2009 Earnings Estimates—

Paoli, PA, January 14, 2009 – AMETEK, Inc. (NYSE: AME) today announced it expects fourth quarter 2008 adjusted earnings, which excludes a restructuring charge, will be approximately $0.66 per diluted share, an increase of 16% over the $0.57 per diluted share earned in the fourth quarter of 2007, and in line with guidance given on October 21, 2008 of $0.66 — $0.68 per diluted share.

In the fourth quarter, AMETEK will record a pre-tax restructuring charge of approximately $38 — $40 million, or $0.24 — $0.26 per diluted share, to cover the costs of employee reductions, facility closures and asset write-downs necessary to realign the Company’s cost structure with expected market conditions. These actions and other cost reduction activities are expected to result in 2009 savings of approximately $75 million. The benefits from the restructuring activities will have a greater impact in the latter half of the year.

For the fourth quarter, diluted earnings per share, including the impact of this fourth quarter 2008 restructuring charge is anticipated to be approximately $0.40 — $0.42, compared to $0.57 per diluted share earned in the fourth quarter of 2007.

Frank S. Hermance, AMETEK’s Chairman and Chief Executive Officer commented, “Reflecting the global economic downturn, order rates for our businesses slowed dramatically in November and December. We expect difficult economic conditions to persist in 2009 and have taken these cost reduction actions to appropriately align our cost structure with expected market conditions.”

Adjusted earnings for the full year 2008, excluding the restructuring charge, are expected to be approximately $2.55 per diluted share, an increase of 20% over the same period of 2007. For the full year 2008, diluted earnings per share, including the impact of the fourth quarter 2008 restructuring charge, is expected to be approximately $2.29 — $2.31, an 8% — 9% increase over 2007 diluted earnings per share of $2.12.

2009 Outlook
“We expect 2009 to be a very challenging year given the continuing global economic downturn, though we believe that AMETEK’s strong portfolio of businesses, proven operational capabilities, a lower cost structure, and a successful focus on strategic acquisitions will enable us to outperform in 2009,” noted Mr. Hermance.

“Based on our current understanding of market conditions, which has a more than normal level of uncertainty, we anticipate 2009 revenue to be down slightly from 2008 on a reported basis, reflecting the full year impact of our 2008 acquisitions, negative foreign currency headwinds and mid-single digit negative internal growth. Earnings for 2009 are expected to be in the range of $2.40 to $2.60 per diluted share,” added Mr. Hermance.

—MORE—

AMETEK UPDATES FOURTH QUARTER EARNINGS GUIDANCE

Non-GAAP Measures
Non-GAAP measures used in this release regarding adjusted diluted earnings per share, which excludes the fourth quarter 2008 restructuring charge, have been provided as the Company is aware that investors will use this information in evaluating the Company.

Earnings Release and Conference Call
AMETEK, Inc. will issue its Fourth Quarter earnings release before the market opens on Friday, January 30, 2009. The Company will Web cast its Fourth Quarter 2008 investor conference call on Friday, January 30, 2009, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. The call will also be archived at www.ametek.com/investors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $2.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include general economic conditions affecting the industries we serve; our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; and the ability to maintain adequate liquidity and financing sources. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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